Exhibit 99.1

PhaseRx Receives Orphan Drug Designation from FDA for PRX-OTC for the Treatment of Ornithine Transcarbamylase Deficiency

On track to file investigational new drug (IND) application in late 2017

SEATTLE, November 28, 2016 - PhaseRx, Inc. (NASDAQ: PZRX), a biopharmaceutical company developing mRNA treatments for life-threatening inherited liver diseases in children, today announced that its lead candidate, PRX-OTC, which is being developed for the treatment of ornithine transcarbamylase deficiency (OTCD), has received orphan drug designation by the U.S. Food and Drug Administration (FDA).

OTCD is a rare liver disorder caused by an inherited single-gene deficiency that results in hyperammonemia (elevated ammonia in the blood), and can lead to irreversible neurological impairment, coma and death. PRX-OTC is an intracellular enzyme replacement therapy (i-ERT) designed to replace the missing or defective enzyme in patients with OTCD, thereby correcting the disease. PRX-OTC has shown therapeutic potential in a preclinical model of OTCD, including lowering of blood ammonia and survival of 100% of treated mice.

“The FDA’s decision to grant PRX-OTC orphan drug designation for OTCD is another important milestone in the development of our lead product candidate, as we prepare to file the IND by the end of 2017 and initiate our clinical trial in 2018,” said Robert W. Overell, Ph.D., president and chief executive officer. “PRX-OTC is the first of three drugs in development using our Hybrid mRNA TechnologyTM, and we believe it has the potential to correct the disease in children, a population that could particularly benefit from treatment for this rare disease. Our team at PhaseRx is driving hard to advance these drugs to help the lives of families affected by this devastating liver disease that causes irreversible brain damage and potentially fatal ammonia toxicity.”

The FDA grants orphan drug designation to investigational drugs and biologics that are intended for the treatment of rare diseases that affect fewer than 200,000 people in the U.S. Orphan drug status is intended to facilitate drug development for rare diseases and may provide several benefits to drug developers, including assistance with clinical study design and drug development, tax credits for qualified clinical trials costs, exemptions from certain FDA application fees, and seven years of market exclusivity upon regulatory product approval.

About OTCD

OTCD is a rare liver disorder typically diagnosed between birth and the age of twelve. It is caused by an inherited single-gene deficiency that results in hyperammonemia (elevated ammonia in the blood), and can lead to devastating consequences, including cumulative and irreversible neurological impairment, coma and death. The only cure for OTCD is a liver transplant. Currently available drug treatments do not correct the disease, and do not eliminate the risk of life-threatening crises.

About PhaseRx

PhaseRx is a biopharmaceutical company dedicated to developing mRNA products for the treatment of children with inherited enzyme deficiencies in the liver using intracellular enzyme replacement therapy (i-ERT). PhaseRx’s initial product development focus is on urea cycle disorders, a group of rare genetic diseases that generally present before the age of twelve and are characterized by the body’s inability to remove ammonia from the blood with potentially devastating consequences for patients. The company’s i-ERT approach is enabled by its proprietary Hybrid mRNA TechnologyTM platform. PhaseRx is headquartered in Seattle. For more information, please visit www.phaserx.com.

Safe Harbor Statement

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the fact that the company has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future, (ii) the company being dependent on technologies it has licensed and that it may need to license in the future to develop its products, (iii) the fact that the company will need to raise substantial additional funding to bring its planned products through clinical trials, regulatory approval, manufacturing and marketing and to become profitable, (iv) the fact that the company’s Hybrid mRNA Technology has not previously been tested beyond company preclinical studies, and that mRNA-based drug development is unproven and may never lead to marketable products, (v) the fact that all of the company’s programs are in preclinical studies or early stage research, so the company cannot predict how these results will translate into results in humans, nor can it be certain that any company product candidates will receive regulatory approval or be commercialized, (vi) the fact that development of the company’s product candidates will be expensive and time-consuming, and if the development of company product candidates does not produce favorable results or is delayed, the company may be unable to commercialize these products, (vii) the company expecting to continue to incur significant research and development expenses, which may make it difficult to attain profitability, (viii) the company becoming dependent on collaborative arrangements with third parties for a substantial portion of its revenue, and its development and commercialization activities being delayed or reduced if it fails to initiate, negotiate or maintain successful collaborative arrangements, (ix) the company’s ability to adequately protect its proprietary technology from legal challenges, infringement or alternative technologies and (x) the biotechnology and pharmaceutical industries being intensely competitive, with competition from existing drugs, new treatment methods and new technologies that may prove to be more effective or marketable than the company’s products. More detailed information about the company and the risk factors that may affect the realization of forward looking statements is set forth in the company's filings with the Securities and Exchange Commission (SEC), including the company's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on May 23, 2016. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Company Contact:

Erin S. Cox

PhaseRx, Inc.

Director of Investor Relations

erin@phaserx.com

206.805.6306

Corporate Communications Contact:

Jason Spark

Canale Communications

Senior Vice President

jason@canalecomm.com

619.849.6005

Investor Contact:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
robert.uhl@westwicke.com
858.356.5932

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